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                                                                   EXHIBIT 23.2


                            Consent of Independent Auditors


The Board of Directors and Stockholders
The Spectranetics Corporation:



We consent to the incorporation by reference in the Amendment No. 1 to the registration statement on Form S-3 of The Spectranetics Corporation of our report dated January 28, 1998 relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of The Spectranetics Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.




                                       /s/ KPMG LLP
                                       KPMG LLP


Denver, Colorado
February 3, 1999